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Exhibit 23.2

[KPMG LLP Letterhead]

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Digimarc Corporation:

        We consent to incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 of Digimarc Corporation of our report dated February 5, 2003, relating to the consolidated balance sheets of Digimarc Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Annual Report on Form 10-K of Digimarc Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Portland, Oregon December 8, 2003

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CONSENT OF INDEPENDENT AUDITORS